UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  October 2, 2006

MARVELL TECHNOLOGY GROUP LTD.

(Exact name of registrant as specified in its charter)

Bermuda	0-30877	77-0481679
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

Canon’s Court

22 Victoria Street

Hamilton HM 12

Bermuda

(Address of principal executive offices)

(441) 296-6395

(Registrant’s telephone number,
including area code)

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240-13e-4(c))

Item 4.02 Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review.

(a)

As previously announced by Marvell Technology Group Ltd. (the “Company”), a special committee of the Board of Directors has been conducting an internal review relating to the Company’s historical stock option practices and related accounting matters.  Although the committee is continuing its review of these matters, the committee has reached a preliminary conclusion that the actual measurement dates for financial accounting purposes of certain stock option grants awarded in the past likely differ from the recorded grant dates for such awards.

Based on the report of the special committee, and upon the recommendation of management and the Audit Committee of the Board of Directors, the Board of Directors concluded on October 2, 2006 that the Company will need to restate historical financial statements to record additional non-cash charges for stock-based compensation expense related to past option grants. The Company has not yet been able to determine the amount of these charges, the resulting tax and accounting impact of these actions, or which specific reporting periods require restatement.  Accordingly, the Board of Directors has concluded that the financial statements and all earnings press releases and similar communications issued by the Company relating to periods beginning on or after its initial public offering in June 2000 should no longer be relied upon.  The Company intends to file its restated financial statements as soon as practicable after the completion of the special committee’s review.  The Company’s management and the Audit Committee have discussed this matter with PricewaterhouseCoopers LLP, the Company’s independent registered public accounting firm.

The Company issued a press release on October 2, 2006, a copy of which is attached as Exhibit 99.1 to this report and is incorporated herein by reference.

Item 9.01                                             Financial Statements and Exhibits.

(d)                                      Exhibits.

99.1                           Press release dated October 2, 2006.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:  October 2, 2006

MARVELL TECHNOLOGY GROUP LTD.

By:	/s/ George A. Hervey
George A. Hervey
Vice President of Finance and
Chief Financial Officer

Exhibit Index

Exhibit Number	Description

99.1	Press Release dated October 2, 2006